FIFTH AMENDMENT TO LEASE

THIS Fifth Amendment to Lease (this “Amendment”) is made and entered into as of February 16, 2022, by and between WATER GARDEN COMPANY L.L.C., a Delaware limited liability company (“Landlord”) and ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation (“Tenant”).

1.
Recitals.
1.a
Lease. Landlord and Tenant are parties to that certain Office Lease dated as of August 19, 1999 (“Original Lease”), as amended by that certain First Amendment to Lease and Agreement Re: Sixth Floor Additional Space dated as of March 15, 2001 (the “First Amendment”), that certain Second Amendment to Lease dated as of October 5, 2005 (the “Second Amendment”), that certain Third Amendment to Lease dated as of January 31, 2011 (the “Third Amendment”) and that certain Fourth Amendment to Lease (the “Fourth Amendment”) dated as of January 14, 2021 (collectively, the “Lease”).
1.a
Current Premises. Tenant currently leases 16,023 rentable square feet, currently known as Suite 6000W, located on the sixth (6th) floor of the West tower of the Building located at 2425 Olympic Boulevard in Santa Monica, California, as more particularly described in the Lease (such space is sometimes referred to herein as the “Existing Sixth Floor Space”). Pursuant to the Fourth Amendment, Tenant also leased an additional 8,670 rentable square feet, currently known as “Suite 650E”, located on the sixth (6th) floor of the East tower of the Building, as more particularly described in the Fourth Amendment. The Fourth Amendment provides that Tenant shall relocate from the Existing Sixth Floor Space to Suite 650E.
1.b
Amendment. Landlord and Tenant have agreed that, in lieu of the relocation contemplated by the Fourth Amendment, (i) Tenant’s lease of Suite 650E shall terminate, (ii) Tenant will continue to lease the Existing Sixth Floor Space, and will also lease the balance of the sixth (6th) floor of the West tower of the Building, consisting of 13,624 rentable square feet (referred to herein as the “Added Sixth Floor Space”), and (iii) Tenant will lease 7,859 rentable square feet, currently known as Suites 110E, 115E and 120E, located on the first (1st) floor of the East tower of the Building (the “First Floor Space”). Landlord and Tenant desire to amend the Lease to address the foregoing, upon the terms and conditions set forth below. Capitalized terms used in this Amendment and not defined in this Amendment shall have the meanings given them in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

2.
Lease of Additional Space

.

The Added Sixth Floor Space and the First Floor Space are sometimes referred to herein collectively as the “Additional Space.” Landlord hereby leases the Added Sixth Floor Space to Tenant, and Tenant hereby leases the Added Sixth Floor Space from Landlord, upon the terms and

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conditions of the Lease as amended by this Amendment, effective upon the Added Sixth Floor Space Delivery Date (as hereinafter defined). Landlord hereby leases the First Floor Space to Tenant, and Tenant hereby leases the First Floor Space from Landlord, upon the terms and conditions of the Lease as amended by this Amendment, effective upon the First Floor Space Delivery Date (as hereinafter defined). The Existing Sixth Floor Space and the Additional Space collectively contain a total of 37,506 rentable square feet. The outline of the Existing Sixth Floor Space and the Additional Space is set forth in Exhibit “A” attached hereto. Such Exhibit “A” (i) is intended only to show the general layout of the Existing Sixth Floor Space and the Additional Space as of the date of this Amendment, (ii) does not constitute an agreement, representation or warranty as to the construction of the Existing Sixth Floor Space and the Additional Space, the precise area thereof or the specific location of the Common Areas, (iii) does not supersede any of Landlord’s rights with respect to arrangements and/or locations of public parts of the Project and changes in such arrangements and/or locations, and (iv) is not to be scaled; any measurements or distances shown should be taken as approximate. For purposes of clarification, the Existing Sixth Floor Space and the Added Sixth Floor Space shall hereinafter be known collectively as “Suite 6000W”, which consists of the entire sixth (6th) floor of the West tower of the Building and includes the multi-tenant corridor. From and after the Added Sixth Floor Space Delivery Date, the multi-tenant corridor and elevator lobby existing as of such date will be part of Suite 6000W and such multi-tenant corridor will revert to a single-tenant corridor. Tenant shall have a right to modify such single-tenant corridor and the elevator lobby as part the Tenant Improvements in accordance with the terms of Exhibit “B” attached hereto (the “Work Letter”). Notwithstanding anything to the contrary contained in the Lease, Landlord shall have no further right to substitute other premises for all or any part of the Premises as provided in Article 22 of the Lease, as such Premises is modified pursuant to this Amendment, or otherwise relocate Tenant to other premises.

3.
Delivery of Additional Space; Term.
1.a
Delivery

. On the date (the “Added Sixth Floor Space Delivery Date”) that is two (2) business days following Landlord’s receipt from Tenant of written notice requesting such delivery, which notice shall be given no later than June 30, 2022, Landlord will deliver the Added Sixth Floor Space to Tenant for Tenant’s construction of the Tenant Improvements therein in accordance with the Work Letter. On the date (the “First Floor Space Delivery Date”) that is two (2) business days following Landlord’s receipt from Tenant of written notice requesting such delivery, which notice shall be given no later than June 30, 2022, Landlord will deliver the First Floor Space to Tenant for Tenant’s construction of the Tenant Improvements therein in accordance with the Work Letter. Except as set forth in the Work Letter, Landlord shall have no obligation to provide or pay for any improvement work or services related to the improvement of the Premises, and Tenant shall accept the Premises in its AS-IS condition. Tenant acknowledges and agrees that except as otherwise expressly provided in the Lease as amended hereby, neither Landlord, nor any employee, agent, or representative of Landlord has made or herein makes any representation or warranty concerning the Premises or the Building or Project, or the suitability of the Premises or the Building for the conduct of Tenant’s business. Tenant’s occupancy of the Premises shall be deemed conclusive evidence of Tenant’s acceptance of the Premises in accordance herewith, subject to the provisions of the Work Letter.

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3.a
Term

.

(a)
The term of the Lease with respect to the Additional Space (referred to herein as the “New Term”) shall commence on February 1, 2023 (referred to herein as the “New Commencement Date”), and shall expire on the day immediately preceding the 132-month anniversary of the New Commencement Date (the “Expiration Date”) unless sooner terminated pursuant to the Lease as amended hereby; provided that if the New Commencement Date is not the first day of the month, then the Expiration Date shall be the last day of the month in which the 132-month anniversary of the New Commencement Date occurs. Notwithstanding the foregoing, the New Commencement Date is subject to extension as provided in Article 5 of the Work Letter. If Tenant completes construction of its Tenant Improvements prior to the New Commencement Date, Tenant shall have the right, subject to all applicable laws, to occupy the Additional Space for operation of business therefrom (as opposed to for purposes of construction, installation of Tenant’s furniture, fixtures and equipment and move-in to the Additional Space), and all of the provisions of the Lease as amended by this Amendment shall be in full force and effect, except that Tenant shall not be obligated to pay Base Rent or Additional Rent for Project Expenses with respect to the Additional Space during the period of its occupancy prior to the New Commencement Date (referred to herein as the “Beneficial Occupancy Period”). Notwithstanding the foregoing, if the Beneficial Occupancy Period during which Tenant operates for business from the Additional Space (as opposed to for purposes of construction, installation of Tenant’s furniture, fixtures and equipment and move-in to the Additional Space) exceeds thirty (30) days, then beginning on the thirty-first (31st) day and continuing throughout the remainder of the Beneficial Occupancy Period, Tenant shall pay Base Rent for the Additional Space in the amount of $5.85 per rentable square foot of the Added Sixth Floor Space per month, plus $5.65 per rentable square foot of the First Floor Space per month (prorated for partial months). Tenant shall pay all Additional Rent (other than Tenant’s Share of Project Expenses) during the Beneficial Occupancy Period, including but not limited to parking charges (as set forth in Article 9 below) and charges for after-hours HVAC.
(b)
The term of the Lease with respect to the Existing Sixth Floor Space is hereby extended for the New Term, unless sooner terminated pursuant to the Lease.
(c)
Except as expressly set forth in this Amendment, all of the terms and conditions of the Lease shall apply to the Premises as redefined pursuant to Article 2 above. The “Lease Term” as defined in the Lease shall include the New Term, but the Added Sixth Floor Space shall not become part of the Premises until the Added Sixth Floor Space Delivery Date, and the First Floor Space shall not become part of the Premises until the First Floor Space Delivery Date.
(d)
At any time following the New Commencement Date, Landlord may deliver to Tenant a Notice of Lease Term Dates in the form attached hereto as Exhibit “C”, and Tenant shall execute and return such notice (or, if Tenant reasonably believes that such notice is not factually correct, Tenant shall provide Landlord with reasonable written objection) within ten (10) days after its receipt thereof. Failure of Tenant to timely execute and deliver the Notice of Lease Term Dates (or deliver such written objection) shall constitute an acknowledgment by Tenant that

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the dates included in such notice are true and correct, without exception.

4.
Rent.
1.a
Suite 6000W Base Rent

.

(a)
During the period from the mutual execution of this Amendment until adjusted pursuant to Section 4.1(b), Tenant shall continue to pay Base Rent for the Existing Sixth Floor Space in the amount of $52,431.95 per month pursuant to Section 3.3(a) of the Fourth Amendment.
(b)
Effective upon the commencement of construction of the Tenant Improvements in Suite 6000W and continuing through the New Commencement Date, Tenant shall not be obligated to pay Base Rent for the Existing Sixth Floor Space.
(c)
Subject to Section 4.4 below, beginning on the New Commencement Date and continuing throughout the New Term, Tenant shall pay monthly Base Rent for Suite 6000W (i.e., the Existing Sixth Floor Space and the Added Sixth Floor Space) in the amounts set forth in the following table, in the manner set forth in Article 3 of the Original Lease:

Period Following New Commencement Date	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot (rounded)
Months 1 – 12	$173,434.95	$5.850
Months 13 – 24	$179,512.59	$6.055
Months 25 – 36	$185,797.75	$6.267
Months 37 – 48	$192,290.44	$6.486
Month 49 – 60	$199,020.31	$6.713
Months 61 – 72	$205,987.36	$6.948
Months 73 – 84	$213,191.58	$7.191
Months 85 – 96	$220,662.62	$7.443
Months 97 – 108	$228,400.49	$7.704
Months 109 – 120	$236,405.18	$7.974
Months 121 – 132	$244,676.69	$8.253

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* If the New Commencement Date is not the first calendar day of a calendar month, then for the partial month from the New Commencement Date until the expiration of the calendar month containing the New Commencement Date, Tenant shall pay as the Monthly Installment of Base Rent for Suite 6000W the product obtained by multiplying $173,434.95 by a fraction, the numerator of which is the number of days in such partial month from and after the New Commencement Date and the denominator of which is the number of days in the calendar month in which the New Commencement Date occurs.

4.b
First Floor Space Base Rent

. Subject to Section 4.4 below, beginning on the New Commencement Date and continuing throughout the New Term, Tenant shall pay monthly Base Rent for the First Floor Space in the amounts set forth in the following table, in the manner set forth in Article 3 of the Original Lease:

Period Following New Commencement Date	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot (rounded)
Months 1 – 12	$44,403.35	$5.650
Months 13 – 24	$45,959.43	$5.848
Months 25 – 36	$47,570.53	$6.053
Months 37 – 48	$49,236.64	$6.265
Month 49 – 60	$50,957.76	$6.484
Months 61 – 72	$52,741.75	$6.711
Months 73 – 84	$54,588.61	$6.946
Months 85 – 96	$56,498.35	$7.189
Months 97 – 108	$58,478.82	$7.441
Months 109 – 120	$60,522.16	$7.701
Months 121 – 132	$62,644.09	$7.971

* If the New Commencement Date is not the first calendar day of a calendar month, then for the partial month from the New Commencement Date until the expiration of the calendar month containing the New Commencement Date, Tenant shall pay as the monthly installment of Base Rent for the First Floor Space the product obtained by multiplying $44,403.35 by a fraction, the numerator of which is the number of days in such partial month from and after the New Commencement Date and the denominator of which is the number of days in the calendar month in which the New Commencement Date occurs.

4.c
Additional Rent

.

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(a)
During the period from the mutual execution of this Amendment through November 30, 2022, Tenant shall continue to pay Additional Rent for the Existing Sixth Floor Space as required by the Lease.
(b)
During the New Term, Tenant shall pay Additional Rent for the Premises pursuant to the Lease, including without limitation, Tenant’s Share of Project Expenses in accordance with Article 4 of the Original Lease; provided, however, that the Base Year shall be calendar year 2023, and Tenant’s Share with respect to the Premises shall be 10.2112%.
4.d
Base Rent Abatement

. Provided Tenant is not in default under the Lease as amended hereby (beyond any applicable notice and cure periods), Tenant shall not be obligated to pay Base Rent for the Premises for months two (2) through nine (9) of the New Term (equivalent to total abatement of $1,742,706.40) (collectively, the “Abated Base Rent”). During all of the months for which Base Rent is abated hereunder, Tenant shall be and remain obligated to pay all Additional Rent otherwise due under the Lease as amended hereby including, without limitation, parking charges. This Section 4.4 is subject to Section 2.2.5 of the Work Letter.

5.
Suite 650E.
1.a
Termination of Lease of Suite 650E; Cost Reconciliation; Release

(a)
Tenant’s lease of Suite 650E is hereby terminated, and neither party shall have any further rights or obligations with respect to Suite 650E except as expressly provided in this Article 5.
(b)
Landlord and Tenant acknowledge that, following the mutual execution of the Fourth Amendment, Landlord has worked with Tenant (and with Landlord’s architect, engineers and contractor), on Tenant’s above-spec-suite standard design requirements (Non-Conforming Improvements) for Suite 650E, under the terms of the Fourth Amendment. In this regard, Landlord and Tenant have had twenty-five (25) conference call meetings, and Landlord expended funds on design, drawings, contractor proposals and scope of work coordination. In connection therewith, Tenant has paid Landlord the Over-Allowance amount of $198,175.95 as of the date hereof, for Tenant’s Non-Conforming Improvements. The parties have agreed that Landlord will refund $178,877.45 of such amount to Tenant, within thirty (30) days of the mutual execution of this Amendment, and the remaining $19,298.50 (referred to herein as the “Suite 650E Retained Amount”) will be retained by Landlord, to compensate Landlord for a portion of its costs incurred in connection with Tenant’s above-standard work. Tenant, on behalf of itself and its shareholders, officers, directors, agents, employees, partners and contractors (collectively, the “Tenant Parties”), hereby releases and waives all claims, demands, losses, damages and causes of action against Landlord and the other Landlord Parties (as defined in Section 10.1 of the Original Lease) with respect to the Suite 650E Retained Amount. In connection with and to the extent of the foregoing release and waiver, on behalf of itself and the other Tenant Parties, Tenant waives the benefit of California Civil Code §1542, which provides as follows:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

___________________
Tenant’s Initials

5.b
Use of Suite 650E as Swing Space. Tenant shall move its personal property and personnel out of the entirety of Suite 6000W during its construction of the Tenant Improvements in Suite 6000W, and Tenant shall occupy Suite 650E as “swing space” on a temporary basis during such construction in Suite 6000W, upon the terms and conditions of this Article 5. Landlord will deliver possession of Suite 650E to Tenant within five (5) business days following Landlord’s receipt of Tenant’s written notice requesting delivery for its construction of improvements therein, and Tenant’s license to use Suite 650E (the “Suite 650E License”) will commence upon such delivery (the “Suite 650E License Start Date”). Tenant shall accept Suite 650E in its “as-is” condition upon delivery thereof by Landlord, and Landlord shall have no obligation to improve, repair, restore or refurbish Suite 650E for such occupancy by Tenant (but Landlord shall provide routine maintenance and repair, utilities, janitorial and other standard services to Suite 650E during the period of the Suite 650E License in the manner provided in the Lease with respect to the Premises leased by Tenant). Landlord makes no representation or warranty with respect to Suite 650E or the condition thereof. The making of any alteration, addition or improvement in, to or about Suite 650E shall be governed by Article 8 of the Original Lease (or Section 15.4 below, with respect to Lines). The Suite 650E License shall terminate on the date (the “Suite 650E License Expiration Date”) that is five (5) business days after the earlier to occur of (i) Substantial Completion of the Tenant Improvements in Suite 6000W, or (ii) the New Commencement Date (or such earlier date on which Tenant notifies Landlord that Tenant elects to terminate the Suite 650E License and vacates and surrenders Suite 650E); provided, however, that if Substantial Completion of the Tenant Improvements in Suite 6000W is delayed beyond October 31, 2022 and Tenant is not in default under the Lease as amended hereby (beyond expiration of applicable notice and cure periods), Tenant shall have the right, by giving written notice to Landlord no later than October 31, 2022 (the “Swing Space Extension Notice”), to extend its license of Suite 650E through March 31, 2023. Notwithstanding anything to the contrary herein, Tenant’s license to use Suite 650E hereunder shall automatically terminate in the event of a termination of the Lease.
5.c
Swing Space Rent. Tenant shall not be obligated to pay base rent for Suite 650E, unless Tenant timely delivers the Swing Space Extension Notice, in which case Tenant shall pay monthly base rent of $50,719.50 (equivalent to $5.85 per rentable square foot of Suite 650E per month) during the period from the Suite 650E License Expiration Date through March 31, 2023 (the “Swing Space Extension Period”), which base rent shall be payable on the first day of each month of the Swing Space Extension Period in accordance with Article 3 of the Original Lease, in addition to any Base Rent payable for the First Floor Space and Suite 6000W pursuant to Article 4 above. Commencing on the Suite 650E License Start Date and continuing throughout the Suite 650E License (including the Swing Space Extension Period, if applicable), Tenant shall pay Additional Rent for Project Expenses with respect to Suite 650E in accordance with Article 4 of

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the Original Lease; provided, however, that the Base Year with respect to Suite 650E shall be calendar year 2021, and Tenant’s Share with respect to Suite 650E shall be 2.360%.
5.d
General Terms Applicable to Suite 650E. Tenant shall not directly or indirectly, voluntarily or involuntarily assign, mortgage or otherwise encumber all or any portion of its interest in Suite 650E or permit Suite 650E to be used by anyone other than Tenant or Tenant’s employees, contractors and invitees without obtaining the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, and any such attempted assignment, transfer, mortgage or other encumbrance without such consent shall be null and void and of no effect. During the Suite 650E License, Landlord and its agents and representatives shall have the right, at all reasonable times upon at least one (1) business day’s advance notice to Tenant (which notice may be given via email to Mark Boelke at mboelke@entravision.com, or such other email address as may be designated by Tenant from time to time), to show Suite 650E to prospective tenants, otherwise in accordance with the provisions of Article 27 of the Original Lease. The square footage of Suite 650E shall not be taken into account when determining the number of parking passes that Tenant is entitled to rent. Except as provided to the contrary in this Article 5, the terms and conditions of the Lease shall apply with respect to Suite 650E unless the context clearly dictates otherwise.
5.e
Surrender of Suite 650E. Upon termination of the Suite 650E License, Tenant shall quit and surrender Suite 650E to Landlord in the same order and condition as existed upon the delivery thereof, reasonable wear and tear excepted, and shall, without expense to Landlord, remove or cause to be removed from Suite 650E, all debris and rubbish, equipment, trade fixtures, and other articles of personal property placed therein by Tenant or anyone claiming under Tenant, and Tenant shall repair all damage to Suite 650E and the Project resulting from such removal. In the event Tenant fails to vacate and surrender Suite 650E as and when required, Tenant shall be obligated to pay base rent for Suite 650E during such holding over period at a monthly rate equal to twice the monthly base rent payable during the Swing Space Extension Period. Nothing in this Section 5.5 shall be construed as a consent by Landlord to any holding over in Suite 650E by Tenant and Landlord expressly reserves the right to require Tenant to surrender possession of Suite 650E upon the termination of license of Suite 650E and to assert any remedy in law or equity to evict Tenant and/or collect damages in connection with such holding over.
6.
Security Deposit. Landlord and Tenant acknowledge that Landlord currently holds the Security Deposit in the amount of Seventy-Eight Thousand Four Hundred and 54/100 Dollars ($78,400.54). Landlord shall continue to hold the foregoing Security Deposit throughout the Lease Term, as extended by the New Term, in accordance with the terms of Article 7 of the Second Amendment. Article 7 of the Second Amendment is hereby modified so that all references therein to the “Extension Term” shall mean the New Term.
7.
Option to Cancel – First Floor Space. Subject to Tenant’s payment of the Termination Fee (as hereinafter defined), Tenant shall have the option to terminate its lease of the First Floor Space (and all rights and obligations of the parties with respect thereto, except for accrued and unpaid or unperformed obligations and liabilities) effective on the day immediately prior to the sixth (6th) anniversary of the New Commencement Date (the “Termination Date”). Such termination option shall be exercised, if at all, by written notice given to Landlord at least ten (10) months prior to the Termination Date. Any such notice of termination shall be irrevocable when received by Landlord.

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Upon Tenant's notice of exercise of the option to terminate under this Article 7 and in order for such termination to be effective, Tenant shall pay to Landlord with such notice the amount of One Million Six Thousand Seven Hundred Eight and 10/100 Dollars ($1,006,708.10) (the “Termination Fee”). In the event of a termination with respect to the First Floor Space hereunder, following the Termination Date, all references herein and in the Lease to the “Premises” shall mean only Suite 6000W.
8.
Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only CBRE, Inc. and Jones Lang LaSalle Brokerage, Inc. (collectively, “Broker”), whose commission shall be the responsibility of Landlord pursuant to a separate written agreement, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Broker, occurring by, through, or under the indemnifying party.
9.
New Term Parking.
1.a
During the Beneficial Occupancy Period (if applicable) and the New Term, Tenant shall have the right, but not the obligation, to rent up to one hundred thirteen (113) parking passes (equivalent to 3 parking passes per 1,000 rentable square feet of the Premises) (referred to herein as the “Parking Passes”), upon the terms and conditions of this Article 9. The Parking Passes shall pertain to unreserved parking in the Project parking facility on a first-come, first-served basis; provided that Tenant shall have the right to convert up to twenty (20) of the Parking Passes to pertain to passes for reserved parking spaces in the Project parking facility, seven (7) of which shall be on the “P-1” level (in a location reasonably proximate to the elevators closest to the Premises, if and to the extent such reasonably proximate locate is available), and the other thirteen (13) of which shall be on the “P-2” level (in the location of the reserved spaces existing as of the date of this Amendment and otherwise in a location reasonably proximate to the elevators closest to the Premises, if and to the extent such reasonably proximate location is available) (the “Reserved Parking Spaces”). By the date which is thirty (30) days prior to the date then estimated as each of the start of the Beneficial Occupancy Period and the New Commencement Date, Tenant shall deliver written notice to Landlord specifying the number of Parking Passes pertaining to the Reserved Parking Spaces and unreserved parking that Tenant elects to rent as of the start of the Beneficial Occupancy Period and New Commencement Date, as applicable; Tenant’s failure to do so shall be deemed to be Tenant’s election to rent one hundred thirteen (113) Parking Passes pertaining to unreserved parking commencing on the New Commencement Date. Thereafter, from time to time upon at least thirty (30) days prior written notice to Landlord, Tenant shall have the right to increase or decrease the amount of the Parking Passes, unreserved and reserved, rented by Tenant (not to exceed a total of 113, with not more than twenty (20) being for reserved spaces); provided that in the event Tenant reduces the number of Reserved Parking Spaces rented by Tenant at any time during the New Term, the number of Reserved Parking Spaces to which Tenant has the right under the second sentence of this Section 9.1 will be permanently reduced to the number of Reserved Parking Spaces then rented by Tenant. In the event Tenant requires parking passes in

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addition to the Parking Passes and the same are available and not required by Landlord in connection with its leasing and parking programs for the Project, as determined by Landlord in its sole discretion, Tenant shall have the right to rent such passes on a month-to-month basis, at the rent and on the terms and conditions set forth in this Article 9.
9.a
Tenant shall pay Landlord on a monthly basis the prevailing rates charged (as such rates may be adjusted from time to time) for parking passes in the Project, plus City of Santa Monica parking taxes, for all parking passes rented by Tenant hereunder. Landlord shall have the right at any time to convert up to 50% of the Parking Passes rented by Tenant (and other tenants on a non-discriminatory basis) to passes to be used in tandem parking spaces. Landlord shall have the right at any time and from time to time to use valet assisted parking in all or part of the parking areas. Tenant’s continued right to allow a particular user to use a Parking Pass is conditioned upon that user abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Project parking facility. Tenant shall cause Tenant’s employees and visitors to comply with such rules and regulations. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.
9.b
The parking passes rented by Tenant pursuant to this Article 9 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Subject to reasonable rules and regulations for the Project parking facility, including, without limitation, temporary rules and regulations for the purpose of increased security, implemented by Landlord or Landlord’s parking operator, Tenant’s clients and visitors may park in the subterranean Project parking facility at any time, twenty-four hours per day. From time to time during the New Term, Tenant may purchase parking validation booklets at Landlord’s prevailing Building rate for validation booklets; provided, however, that each time Tenant purchases $5,000 (or more) of validation booklets in a single transaction, Tenant shall receive a discount of twenty percent (20%) on such booklets. Parking validations shall be used solely by Tenant’s invitees and customers, and in no event shall Tenant sell or otherwise transfer the validation booklets. Tenant shall surrender any unused validation booklets (or portions thereof) upon Lease termination.
9.c
During the New Term, provided that Tenant is not in default under the Lease as amended hereby beyond expiration of applicable notice and periods, Landlord shall allow Tenant to park up to five (5) Service Vans (as hereinafter defined) without charge in the Project parking facility on a 24-hour basis; provided that such Service Vans shall be parked in locations designated by Landlord in its sole discretion (which may be tandem or stacked). As used herein, “Service Van” means a standard size passenger van, cargo van or sports utility vehicle (SUV) that fits properly in a typical size automobile parking stall and does not exceed the maximum height permitted for clearance in the garage.

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9.d
As of the date hereof, there are sixteen (16) EV chargers in the parking facilities serving the Project. The cost of using such chargers varies with utility rates and has no mark-up for Landlord profit.
9.e
For purposes of clarification, if the Beneficial Occupancy Period occurs, then this Article 9 shall govern with respect to Tenant’s parking rights and obligations during the Beneficial Occupancy Period. Effective upon the earlier to occur of (i) the commencement of the Beneficial Occupancy Period, or (ii) the New Commencement Date, Article 28 of the Original Lease, Article 8 of the First Amendment, Article 6 of the Second Amendment, Article 6 of the Third Amendment and Article 7 of the Fourth Amendment shall be deleted in their entirety, it being the intent of Landlord and Tenant that all terms pertaining to parking following the Beneficial Occupancy Period (if applicable) and the New Commencement Date shall be as set forth in this Article 9. Prior to the Beneficial Occupancy Period and the New Commencement Date, the Lease (without regard to this Amendment) shall govern with respect to Tenant’s parking rights and obligations pertaining to the Existing Sixth Floor Space.
10.
Option to Extend.
(a)
Provided Tenant is not in default under the Lease as amended hereby (after any applicable notice and lapse of applicable cure periods) as of the date of exercise or the end of the New Term, Tenant shall have one (1) option to renew the Lease as amended hereby (“Renewal Option”) for either (i) the entire Premises then leased by Tenant, or (ii) Suite 6000W only, for one (1) period of five (5) years (“Renewal Term”), exercisable by giving written notice thereof (“Renewal Notice”) to Landlord of its exercise of the Renewal Option no later than twelve (12) months prior to the expiration of the New Term. The Renewal Notice shall specify whether Tenant is exercising the Renewal Option with respect to the entire Premises or with respect to only Suite 6000W, and a failure to do so shall be deemed to be an exercise of the Renewal Option with respect to the entire Premises.
(b)
The Base Rent payable during the Renewal Term shall be adjusted to the Fair Market Rental Rate (as defined in Section 10(f) below) as of the commencement of the Renewal Term (“Renewal Term Commencement Date”). Landlord shall give Tenant written notice of Landlord’s determination of the Fair Market Rental Rate for the Renewal Term (“Landlord’s Statement”) within thirty (30) days after Landlord’s receipt of the Renewal Notice (but Landlord shall not be obligated to do so earlier than twelve (12) months prior to expiration of the New Term). Within fifteen (15) days after Tenant’s receipt of Landlord’s Statement (“Tenant’s Review Period”), Tenant shall give Landlord written notice of its election to either (a) accept the Fair Market Rental Rate set forth in Landlord’s Statement or (b) reject Landlord’s Statement and request that the Fair Market Rental Rate be determined by arbitration pursuant to Section 10(c); provided, however, that prior to submitting the matter to arbitration as herein provided, the parties shall first attempt in good faith to resolve their differences in the determination of the Fair Market Rental Rate for a period of thirty (30) days following Landlord’s receipt of Tenant’s notice of its rejection of Landlord’s Statement. If Tenant fails to give Landlord notice of its acceptance or rejection of Landlord’s Statement by the expiration of Tenant’s Review Period, then such failure shall be deemed to be Tenant’s acceptance of the Fair Market Rental Rate set forth in Landlord’s Statement.

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(c)
If Tenant gives Landlord notice that it elects arbitration pursuant to Section 10(b), and the parties have failed to resolve their differences within the required thirty (30) days thereafter, then, in order to determine the Fair Market Rental Rate, on the day that is the thirty-fifth (35th) day after Landlord’s receipt of Tenant’s written notice of election to arbitrate, Landlord and Tenant shall each simultaneously submit to the other in writing its good faith estimate of the Fair Market Rental Rate (“Good Faith Estimates”). If the higher of the Good Faith Estimates is not more than one hundred and five percent (105%) of the lower of the Good Faith Estimates, the Fair Market Rental Rate in question shall be deemed to be the average of the submitted rates. If otherwise, then the rate shall be set by arbitration to be held in Santa Monica, California in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association, except that the arbitration shall be conducted by a single arbitrator selected as follows. Within five (5) business days after the simultaneous submittal by Landlord and Tenant of their respective Good Faith Estimates, each shall designate a recognized and independent real estate broker who shall have at least ten (10) years’ experience in the leasing of properties similar to and in the vicinity of the Project. The two individuals so designated shall, within ten (10) business days after the last of them is designated, appoint a third independent broker possessing the aforesaid qualifications to be the single arbitrator, and if they are unable to do so, then the selection shall be made by an arbitrator selected at random by the American Arbitration Association under the Commercial Rules of Arbitration (which arbitrator shall be a real estate lawyer practicing in the greater Los Angeles area with at least ten (10) years of experience in the field of leasing). The third arbitrator so selected shall, alone, pick one of the two Good Faith Estimates, being the Good Faith Estimate that is closer to the Fair Market Rental Rate as determined by the arbitrator using the definition set forth in Section 10(f). The parties agree to be bound by the decision of the arbitrator, which shall be final and non-appealable, and shall share equally the costs of arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(d)
During the Renewal Term, Tenant shall continue to pay Additional Rent in accordance with the provisions of the Lease, as amended hereby.
(e)
The Renewal Option set forth in this Article 10 is personal to Entravision Communications Corporation (“Original Tenant”), and may not be assigned, transferred or conveyed to any party, except in connection with an assignment of the Lease in its entirety to an Affiliate pursuant to Section 14.7 of the Original Lease, and may be exercised only if Original Tenant or its Affiliate occupies at least 90% of Suite 6000W and the First Floor Space, without sublease of more than 10% of the rentable square footage thereof (which sublease space must not be separately demised) or assignment to any other party.
(f)
As used herein, the phrase “Fair Market Rental Rate” shall mean the fair market value rental rate that a comparable tenant would pay and a comparable landlord would accept in an arm’s length transaction, for delivery on or about the applicable delivery or effective date, for non-renewal, non-expansion space in the Project and in Comparable Buildings (as defined in Section 1.1.3 of the Original Lease) (“Comparable Transactions”), provided that any Comparable Transactions in the Project or in Phase II during the preceding 12 month period will be given the most weight in determining the Fair Market Rental Rate when comparing the rental rates accepted by owners of the Comparable Buildings. In any determination of Comparable Transactions, appropriate consideration shall be given to (i) rental rates per rentable square foot,

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the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, (ii) the type of escalation clauses (including without limitation, operating costs, real estate tax allowances or base year and rental adjustments), (iii) rental abatement or free rent concessions, if any, (iv) brokerage commissions, (v) the length of the term, (vi) the size and location of the premises being leased, (vii) building standard work letters and/or tenant improvement allowances, if any, (viii) the date as of which the Fair Market Rental Rate is to become effective, and (ix) other generally applicable terms and conditions of tenancy for such Comparable Transactions. The intent is that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make, and receive the same economic payments and concessions that Landlord would otherwise make, and receive in Comparable Transactions.
(g)
Article 8 of the Fourth Amendment is hereby deleted in its entirety, and Tenant’s sole option to renew or extend the Lease shall be as set forth in this Article 10.
11.
Civil Code Section 1938. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, the Building, and the Existing Sixth Floor Space and within the Additional Space have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp reasonably approved in advance by Landlord; and (ii) Tenant, at its cost, is responsible for making any repairs within the Existing Sixth Floor Space to correct violations of construction-related accessibility standards disclosed by such CASp inspection, in accordance with the terms of Article 8 of the Original Lease. If any such CASp inspection indicates that repairs or modifications are required to cause the areas of the Building outside the Existing Sixth Floor Space and within the Additional Space to comply with applicable construction-related accessibility standards, and are related to Tenant’s use of the Existing Sixth Floor Space and within the Additional Space for normal, general office use, with normal occupancy densities (as reasonably determined by Landlord), and Landlord’s failure to make such repairs or modifications would affect Tenant’s use of or occupancy of the Existing Sixth Floor Space and within the Additional Space, then Landlord (or Tenant, if so elected by Landlord) shall make such repairs or modifications to the Building at Landlord’s sole cost. If any such repairs or modifications to the Building are required as a result of Tenant’s use of the Existing Sixth Floor Space and within the Additional Space for other than normal, general office use, or by Tenant’s higher than normal occupancy density, then either (A) Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs, or (B) at Tenant’s option, Landlord shall not be required to make such repairs or

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modifications, but if Tenant so elects, then Tenant shall be required to modify its use and occupancy density of the Existing Sixth Floor Space and within the Additional Space so as to comply with applicable construction-related accessibility standards without such repairs or modifications being made to the Building. If the failure to make such repairs or modifications would not affect Tenant’s use or occupancy of the Premises in accordance with Code, then Tenant shall not have the right to require Landlord to perform such work and Tenant shall not be responsible for the cost of performance of such work if performed by Landlord.
12.
Access /Security. Subject to the other provisions of the Lease, Tenant shall have the right to access the Premises twenty-four (24) hours per day, seven (7) days per week, 365 days per year, as may be controlled by an access card or similar security access device, and subject, however, to Landlord’s right to control access to the Project, the Building, the subterranean parking facility or the Premises in the case of emergencies or to impose reasonable security measures in response to security concerns involving the Project or any portion thereof. Tenant shall use the current Building security program (through a system currently in place and maintained by Landlord) and card-key access in elevators. Tenant shall have the right to install, at Tenant’s expense, a separate security access control system (which may be a card-key security system) in the Premises, so long as such security system is compatible with, but not connected to, the Building’s card-key access control system which controls access to the Building elevator access. All doors with card-key access shall also have a physical key override keyed to the Building master key. The security system installed by Tenant in the Premises shall be subject to Landlord’s prior written approval of the type of system and its installation, which approval Landlord will not unreasonably withhold, condition or delay so long as such system meets the foregoing compatibility requirement. Upon the expiration or earlier termination of the Lease, Tenant shall, at Tenant’s sole cost and expense, remove all components of its access control/security system from the Premises and the Project and restore all affected areas and repair any damage caused by such removal. If Tenant fails to do so, Landlord may affect such removal, restoration and repair itself and Tenant shall reimburse Landlord for the cost thereof upon demand, as an obligation that shall expressly survive termination of this Lease
13.
Balconies. Landlord and Tenant acknowledge that Suite 6000W includes balconies. Article 11 of the Fourth Amendment shall expressly apply with respect to such balconies, and for purposes thereof, the references therein to the “Balcony” shall be deemed to mean the balconies shown on Exhibit “A” attached hereto. In addition, if Tenant utilizes Suite 650E as swing space as provided in Article 5 above, Tenant shall comply with Article 11 of the Fourth Amendment with respect to the balcony which constitutes part of Suite 650E.
14.
Monument Signage.
1.a
Monument Sign. During the New Term, subject to Tenant’s obtaining all necessary governmental approvals and permits and subject to the provisions of this Article 14, Tenant shall have the right, at its option and at its sole cost and expense, to install and maintain one (1) identification sign strip/panel containing its name and/or logo on a multi-tenant monument sign located within the Water Garden, in a location determined by Landlord in its discretion (“Monument Sign”). Tenant’s identification sign strip/panel located on the Monument Sign shall be exclusively for Tenant’s use, but the Monument Sign upon which such strip/panel shall be located is a multi-tenant Monument Sign (and thus Tenant’s right to signage thereon is

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non-exclusive), and the location ranking of Tenant’s strip/panel on the Monument Sign shall be determined by Landlord in its discretion.
14.a
General. Landlord shall have the right to replace, refurbish, redesign or relocate the Monument Sign to another location in the Water Garden from time to time (in which case each reference herein to the Monument Sign shall be deemed to refer to such replacement or relocated monument sign), subject to City approval. All aspects of Tenant’s identification signage on the Monument Sign shall be (a) consistent with Landlord’s Building standard monument signage program, (b) subject to Landlord’s prior written approval, not to be unreasonably withheld or delayed, and (c) in compliance with City and all other applicable governmental rules and regulations. Tenant shall reimburse Landlord for the reasonable cost of the fabrication, installation, maintenance and repair of Tenant’s identification sign panel/strip on the Monument Sign, within thirty (30) days of invoice, and Landlord shall be responsible, subject to the provisions of Article 4 of the Original Lease, for the maintenance and repair of the Monument Sign itself. Upon the expiration or earlier termination of the Lease as amended hereby, or upon the earlier termination of Tenant’s right to maintain its signage on the Monument Sign, Landlord shall have the right (but not the obligation) to remove Tenant’s identification sign panel/strip from the Monument Sign and repair any damage resulting therefrom, restoring the applicable portion of the Monument Sign to its original blank condition, and Tenant shall reimburse Landlord for the reasonable cost thereof within thirty (30) days of invoice, as an obligation which shall expressly survive the expiration or earlier termination of the Lease.
14.b
Tenant Requirements. Tenant’s rights under this Article 14 are personal to Original Tenant, and such rights shall not be assigned or otherwise transferred to any other entity or person, other than an Affiliate to whom this Lease has been assigned pursuant to Section 14.7 of the Original Lease, without Landlord’s consent, which Landlord may withhold in its sole discretion. Furthermore, notwithstanding anything to the contrary in this Article 14, Tenant shall retain its rights to monument signage under this Article 14 only so long as (i) the Lease has not been terminated, and (ii) Tenant (or an Affiliate to whom this Lease has been assigned pursuant to Section 14.7 of the Original Lease) leases and occupies at least 90% of the entire Premises (i.e., the Existing Sixth Floor Space and the Additional Space, consisting of a total of 37,506 rentable square feet), without sublease of more than 10% of the rentable square footage thereof (which sublease space must not be separately demised) or assignment to any other party. If Tenant (or an Affiliate to whom this Lease has been assigned pursuant to Section 14.7 of the Original Lease) fails to lease and occupy at least 90% of the entire Premises, without sublease of more than 10% of the rentable square footage thereof (which sublease space must not be separately demised) or assignment to any other party, then Landlord shall have the right (but not the obligation) to remove Tenant’s identification signage panel/strip from the Monument Sign and repair any damage resulting therefrom, restoring the applicable portion of the Monument Sign to its original blank condition, and Tenant shall reimburse Landlord for the reasonable cost thereof within thirty (30) days of invoice.
15.
Miscellaneous.
1.a
Interior Signage. Landlord will install, at Tenant’s expense, building standard, multi-tenant signage at the entrance to the First Floor Space. Tenant shall have the right to place

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its name, the names of employees or subtenants on the electronic Building directory board and on any other multi-tenant directory which may become available to serve the tenants of the Building.
15.a
Back-Up Generator. Concurrently herewith, Landlord and Tenant shall execute the Emergency Generator License Agreement attached hereto as Exhibit “D”.
15.b
Non-Disturbance. Landlord shall use commercially reasonable efforts to provide Tenant with a non-disturbance agreement from Landlord’s current lender on such lender’s standard form, and there shall be no charge to Tenant in connection therewith. Further, Tenant’s agreement to subordinate the Lease, as hereby amended, to the lien of any future deed of trust, mortgage, ground lease or other method of financing is expressly conditioned upon Tenant’s entering into a commercially reasonable subordination, non-disturbance and attornment agreement with the applicable beneficiary, mortgagee, ground lessor or other lienholder.
15.c
Communications and Computer Lines. This Section 15.4 shall apply with respect to the entire Premises (and Suite 650E, and all references in this Section 15.4 to the Premises shall be deemed to include Suite 650E). Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord's prior written consent, which approval shall not be unreasonably withheld, conditioned or delayed, use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of the Original Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) if required by Landlord, Tenant shall remove all Lines installed by or on behalf of Tenant, and repair any damage in connection with such removal, upon the expiration or earlier termination of the Lease as amended hereby, or termination of the Suite 650E License, as applicable (and if Tenant fails to complete such removal and/or to repair any damage caused by the removal of Lines, Landlord may do so and Tenant shall reimburse Landlord for the cost thereof, as an obligation which shall expressly survive termination of the Lease as amended hereby), and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four (4) feet outside the New Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the “Identification Requirements”). Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.
15.d
Lease Ratified. Except as specifically amended or modified herein, each and every term, covenant, and condition of the Lease as amended is hereby ratified and shall remain in full force and effect. References in the Lease to “this Lease” shall hereinafter be deemed to

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refer to the Lease as amended by this Amendment, unless the context clearly requires otherwise; provided that in the event of a conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern. To Tenant’s current, actual knowledge, Landlord is not in default under the Lease and has not committed any violation of the Lease which with the passage of time or giving of notice would constitute a default under the Lease. To Landlord’s current, actual knowledge, Tenant is not in default under the Lease and has not committed any violation of the Lease which with the passage of time or giving of notice would constitute a default under the Lease.
15.e
Binding Agreement. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
15.f
Counterparts. This Amendment may be executed electronically, in any number of counterparts, all of which together shall constitute one and the same instrument.
15.g
Governing Law. This Amendment shall be interpreted and construed in accordance with the laws of the State of California.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:

WATER GARDEN COMPANY L.L.C.,
a Delaware limited liability company

By: /s/ Lauren B. Graham
Lauren B. Graham
Executive Director, Real Estate

Date Signed: 02/16/22_________________________

TENANT:

ENTRAVISION COMMUNICATIONS CORPORATION,

a Delaware corporation

By: /s/ Walter Ulloa__________________________

Walter Ulloa

Chairman and Chief Executive Officer

Date Signed: 02/16/22___________________

By: /s/ Christopher Young__________________________

Christopher Young

Chief Financial Officer

Date Signed: 02/16/22___________________

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